Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to an Equity Basket due August 23, 2028

Term Sheet to Preliminary Pricing Supplement dated August 15, 2025

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measure:

An equally weighted basket (the “Basket”). The basket components and their weightings are as follows:

Common stock of Apple Inc. (25.00%)

Common stock of Amazon.com, Inc. (25.00%)

Common stock of Microsoft Corporation (25.00%)

Common stock of NVIDIA Corporation (25.00%)

Pricing Date*:	August 18, 2025
Issue Date*:	August 21, 2025
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the basket closing value on the call date is greater than or equal to the starting value, the securities will be automatically called, and on the call settlement date, investors will receive the face amount plus the call premium.
Call Date*:	August 21, 2026
Call Settlement Date:	Three business days after the call date.
Call Premium:	At least 11.50% of the face amount (to be determined on the pricing date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

•    if the ending value is greater than the starting value:

$1,000 + ( $1,000 × basket return × upside participation rate);

•    if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

•    if the ending value is less than the threshold value:

$1,000 + ($1,000 × basket return)

Stated Maturity Date*:	August 23, 2028
Starting Value:	100.00
Ending Value:	The basket closing value on the final calculation day.
Basket Closing Value:	On any date of determination, the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 25% of the component return of the common stock of Apple Inc.; (B) 25% of the component return of the common stock of Amazon.com, Inc.; (C) 25% of the component return of the common stock of Microsoft Corporation; and (D) 25% of the component return of the common stock of NVIDIA Corporation.
Basket Return:	(ending value – starting value) / starting value
Component Return:	On any date of determination, for each basket component: closing value on such date – initial component value initial component value
Final Component Value:	With respect to each basket component, its closing value on the final calculation day.
Threshold Value:	75.00, which is equal to 75% of the starting value
Upside Participation Rate:	115%
Final Calculation Day*:	August 18, 2028
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer

*subject to change

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%
CUSIP:	06376F3J6
Material Tax Consequences:	See the preliminary pricing supplement.

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Basket, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Basket at the upside participation rate.

If the securities are not automatically called, and the ending value is less than the threshold value, you will have full downside exposure to the decrease in the value of the Basket from the starting value and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.
On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $961.60 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $910.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465925012312/p814258424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Value Is Less Than The Threshold Value, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Basket Components

•	Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Basket Components.

o	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

o	We Cannot Control Actions By The Underlying Stock Issuers.

o	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

o	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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